Exhibit 99.1
THOMAS F. PRISBY, CHAIRMAN

Bancorp, Inc.
707 Ridge Road ● Munster, Indiana 46321
July 28, 2005
FOR IMMEDIATE RELEASE

CONTACT:	Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500
CFS Bancorp, Inc. Announces Second Quarter 2005 Financial Results
     MUNSTER, IN – July 28, 2005 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Services, FSB (the Bank), today reported net income for the second quarter of 2005 of $1.0 million as compared to a $357,000 net loss reported for the second quarter of 2004. Diluted earnings per share were $0.08 for the second quarter of 2005 compared to a loss per share of $0.03 for the comparable prior year period. The Company’s net income for the second quarter of 2005 was adversely affected by a pre-tax charge of $4.0 million ($2.4 million net of tax or $0.21 per diluted share) to interest expense related to amortization of the deferred premium on the early extinguishment of debt relating to the Company’s restructuring during the fourth quarter of 2004 of Federal Home Loan Bank (FHLB) borrowings. This pre-tax charge in the second quarter of 2005 was largely offset by a $3.3 million ($2.0 million net of tax or $0.17 per diluted share) decrease in interest expense as a result of the lower contractual interest rates on the restructured borrowings and the reduction in the average balance of borrowings outstanding.
     For the six months ended June 30, 2005, the Company’s net income was $1.3 million, an increase from $887,000 for the six months ended June 30, 2004. Diluted earnings per share were $0.11 for the six months ended June 30, 2005, an increase from $0.07 for six months ended June 30, 2004. The Company’s year to date earnings were negatively impacted by a pre-tax charge of $8.7 million ($5.3 million net of tax or $0.44 per diluted share) to interest expense related to the amortization of the deferred premium on the early extinguishment of debt discussed above. This pre-tax charge in the first six months of 2005 was largely offset by a $6.7 million ($4.1 million net of tax or $0.34 per diluted share) decrease in interest expense as a result of the lower contractual interest rates on the restructured borrowings and the reduction in the average balance of borrowings outstanding.
Chairman’s Comments
     “As we expected, our efforts to reposition the Company’s balance sheet to take advantage of a rising interest rate environment have resulted in expansion of our net interest margin as our earning assets repriced at a faster rate than our paying liabilities,” said Thomas F. Prisby, Chairman and CEO.
     Mr. Prisby continued, “Loan and deposit balance management has been on-going during the first six months of 2005. We continue to implement a regional banking strategy that focuses on developing business within our immediate markets, cultivating relationships by offering personalized service and preferential pricing to those customers who deepen their relationships with us, and exceeding the service expectations of our customers. From a commercial lending perspective, this strategy targets small business owners with loan needs up to $3.0 million. We also expect to have greater opportunities for selling other products and generating high balance core deposits. On an overall basis, by offering higher rates of interest to those customers who choose to utilize more of the Bank’s products and services, we expect deposit relationships to improve.”

CFS Bancorp, Inc. — Page 2 of 10
Net Interest Income
     The Company’s net interest income before provision for losses on loans was $7.2 million for the second quarter of 2005, a decrease of $184,000 from the second quarter of 2004. The Company’s net interest margin was 2.37% for the second quarter of 2005 compared to 2.06% for the second quarter of 2004. The weighted average yield on the Company’s interest-earning assets improved to 5.71% for the second quarter 2005 and represented a 101 basis point increase from the comparable 2004 period. The increase in the weighted average yield primarily was the result of the upward repricing of adjustable-rate loans reflecting higher market rates of interest coupled with the reduction in low yielding interest-earning assets. Mitigating this positive impact on interest income, the Company’s average interest-earning assets decreased 15.4% for the second quarter of 2005 as compared to the second quarter of 2004 primarily as a result of the repayment of borrowings and managed runoff of higher rate certificates of deposit.
     The increase in the Company’s interest expense for the second quarter of 2005 from the comparable 2004 period was primarily a result of the $4.0 million premium amortization expense related to the early extinguishment of debt that is recorded as a charge to interest expense. The non-cash amortization was partially offset by a $3.3 million decrease in interest expense related to the Company’s lower contractual interest rates on its restructured FHLB borrowings and the reduction in the average balance of borrowings outstanding. The weighted average cost of deposits increased to 1.64% for the second quarter of 2005 as compared to 1.47% for the second quarter of 2004. The average balance of interest-bearing liabilities decreased 16.6% in the second quarter of 2005 from the comparable 2004 period as a result of the lower average balances on interest-bearing deposits combined with the reduction in the average balance of borrowings resulting from the repayment in the fourth quarter of 2004 of $75.0 million of FHLB borrowings together with the average balance of the unamortized premium on the early extinguishment of debt. The stated amount of the Company’s total average outstanding borrowings is reduced by the average amount of unamortized premium on the early extinguishment of debt in any period. For the second quarter of 2005, the Company’s average unamortized premium on the early extinguishment of debt totaled $23.8 million. During the comparable 2004 period, the Company did not have any unamortized premium on the early extinguishment of debt. The unamortized premium and the related quarterly amortization adversely impacted the Company’s net interest margin by 131 basis points for the second quarter of 2005. The average cost of interest-bearing liabilities increased 83 basis points for the second quarter of 2005 compared to the second quarter of 2004. The increase in the weighted average cost of interest-bearing liabilities was primarily a result of the premium amortization expense recognized during the second quarter of 2005. The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $2.9 million, $2.8 million, $2.6 million and $2.6 million before taxes in the quarters ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, respectively.
     For the six months ended June 30, 2005, the Company’s net interest income before provision for losses on loans was $13.3 million compared to $14.7 million for the six months ended June 30, 2004. The Company’s net interest margin was 2.19% for the first six months of 2005 compared to 2.03% for the comparable prior year period. The Company’s net interest income and margin were both negatively impacted during the first six months of 2005 by the premium amortization on the early extinguishment of debt. For the six months ended June 30, 2005, the Company’s interest expense included $8.7 million of premium amortization. The unamortized premium and the related year-to-date amortization adversely impacted the Company’s net interest margin by 144 basis points for the six months ended June 30, 2005.

CFS Bancorp, Inc. — Page 3 of 10
Non-Interest Income
     The Company’s second quarter of 2005 non-interest income was $2.9 million, an increase of $352,000 from the second quarter of 2004. The increase was mainly a result of the absence in the 2005 period of the $343,000 impairment charge on an available-for-sale security that was recognized during the second quarter of 2004.
Non-Interest Expense
     Non-interest expense for the second quarter of 2005 was $8.4 million, a decrease of $900,000 from $9.3 million for the comparable period in 2004. The Company’s professional fees decreased by $794,000 during the second quarter of 2005 compared to the second quarter of 2004 primarily due to the legal expenses incurred in 2004 related to the Company’s goodwill litigation that went to trial during the second quarter of 2004. Contributing to the decreased non-interest expense during the second quarter of 2005 was a reduction of data processing charges of $125,000 from the second quarter of 2004 when the Company converted to a new core processor. The Company’s marketing expense also decreased $90,000 during the second quarter of 2005 compared to the second quarter of 2004 due to a decrease in the use of newspaper advertising and direct mail campaigns. The above mentioned decreases were partially offset by increases in net occupancy expense related to the Bank’s new branch offices that opened during the second and third quarter of 2004.
     The Company’s efficiency ratio for the second quarter of 2005 was 83% as compared to 93% for the second quarter of 2004. The Company’s core efficiency ratio was 59% for the second quarter of 2005 as compared to 90% for the second quarter of 2004. The calculations of the efficiency ratio and the core efficiency ratio are presented in a table on page 10 of this press release.
     Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and efficiency of operations. The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of net interest income before the provision for losses on loans and non-interest income. Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under generally accepted accounting principles) to exclude certain component elements, such as gains or losses on sales of securities and assets. Management follows this practice to calculate its efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance. The non-GAAP measure is different from the GAAP-based efficiency ratio and is presented in the last table within this press release. The GAAP-based measure is calculated using non-interest expense, net interest income before the provision for losses on loans and non-interest income as presented on the consolidated statements of income.
     Management also computes a core efficiency ratio that is calculated as non-interest expense, excluding any prepayment penalties on early extinguishment of debt, divided by the sum of net interest income before the provision for losses on loans, excluding the deferred premium amortization, and non-interest income, adjusted for gains or losses on the sale of securities and other assets and other-than-temporary impairments. Management believes that the non-GAAP core efficiency ratio enhances investors’ understanding of its business and performance. The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry. Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance and better reflects the Company’s core operating activities.

CFS Bancorp, Inc. — Page 4 of 10
     The risks associated with utilizing operating measures (such as the efficiency ratio) are that different persons might disagree as to the appropriateness of items comprising these measures and that other companies might calculate these measures differently. Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio. These disclosures should not be considered as an alternative to GAAP.
Income Taxes
     The Company’s income tax expense for the second quarter of 2005 was $199,000 compared to an income tax benefit of $906,000 for the comparable period in 2004. The increase in tax expense was mainly a result of higher pre-tax earnings in the 2005 period. Permanent tax differences, primarily related to the Company’s investment in Bank-owned life insurance, and the application of available tax credits continue to have a favorable impact on income tax expense.
Asset Quality
     The Company’s provision for losses on loans was $512,000 for the second quarter of 2005, a decrease of $1.4 million from the comparable 2004 period. During the second quarter of 2004, the Company increased its provision due to a non-performing commercial real estate loan secured by a motel. During the second quarter of 2004, this loan was transferred to other real estate owned and sold. Also during the second quarter of 2004, the Company downgraded a commercial real estate loan secured by a hotel in Michigan which negatively impacted the provision for losses on loans by $660,000 during the second quarter of 2004.
     As of June 30, 2005, the Company had nine impaired loans totaling $27.3 million with an impairment allocation related to these loans of $7.3 million. Eight of the impaired loans are commercial real estate loans, of which four are secured by hotels and total $20.8 million with aggregate impairment allocations of $5.2 million. Three other impaired commercial real estate loans are outstanding to the same borrower and certain related parties and are secured by a golf course and total $3.4 million with an impairment allocation of $1.4 million. The remaining impaired commercial real estate loan is a loan participation that is secured by a nursing home in Illinois. The Company’s portion of this participation totals $2.5 million with an impairment allocation of $360,000. The remaining impaired loan is a commercial loan totaling $710,000 and is secured by general business assets. This loan has an aggregate impairment allocation of $352,000.
     The Company’s non-performing assets totaled $27.1 million as of June 30, 2005 compared to $28.2 million as of December 31, 2004. The ratio of non-performing assets to total assets was 2.11% at June 30, 2005 compared to 2.14% at December 31, 2004.
     The Company’s allowance for losses on loans was $13.9 million at June 30, 2005 and $13.4 million at December 31, 2004. The ratio of the allowance for losses on loans to total loans was 1.43% and 1.35% at June 30, 2005 and December 31, 2004, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that, as of June 30, 2005, the allowance for losses on loans was adequate.

CFS Bancorp, Inc. — Page 5 of 10
Balance Sheet
     As of June 30, 2005, the Company’s net loans receivable totaled $968.7 million as compared to $988.1 million at December 31, 2004. The Company originated over $62.1 million in new loans and lines of credit during the second quarter of 2005. Total fundings during the first six months of 2005 were $110.3 million and total loan purchases were $54.4 million. These increases in loans receivable were more than offset by loan repayments and loan sales. As of June 30, 2005, the Company had commitments to originate commercial and retail loans and lines of credit totaling $43.6 million.
     Securities available-for-sale totaled $205.7 million at June 30, 2005, a $3.5 million increase from December 31, 2004, resulting from $66.3 million in purchases that were partially offset by sales, maturities and paydowns during the six months ended June 30, 2005.
     Total deposits were $823.0 million at June 30, 2005, down $40.2 million from $863.2 million at December 31, 2004. The decrease was largely caused by a reduction of $32.8 million in certificates of deposit combined with a decrease in core deposits of $7.3 million at June 30, 2005. The decrease in certificates of deposit was primarily due to the managed runoff of certificates resulting from rising short term interest rates and pricing competition amongst banks and other financial institutions, money market and mutual funds. The decrease in the core deposits is mainly a result of decreases in money market deposit accounts that were offset by increases in non-interest bearing and interest bearing checking accounts. The Company continues to focus on increasing its low cost core deposits through continued promotional efforts and incentive programs.
     The Company’s borrowed money totaled $297.6 million as of June 30, 2005 compared to $286.6 million at December 31, 2004. The Company’s borrowed money as of June 30, 2005 consisted of $310.8 million of FHLB borrowings, partially offset by the $21.5 million of unamortized premium related to the early extinguishment of FHLB debt, and $8.3 million of overnight borrowings. At December 31, 2004, the Company’s FHLB borrowings totaled $316.8 million and were partially offset by $30.2 million of unamortized premium.
     Stockholders’ equity at June 30, 2005 was $146.3 million as compared to $147.9 million at December 31, 2004. The decrease during the first six months of 2005 was primarily due to:
•	cash dividends declared during 2005 totaling $2.8 million;

•	repurchases of the Company’s common stock during 2005 totaling $1.3 million; and

•	a $220,000 increase in unrealized losses on available-for-sale securities, net of tax.
     The following increases in stockholders’ equity during the first six months of 2005 partially offset the aforementioned decreases:
•	net income of $1.3 million;

•	$823,000 related to shares committed to be released under the Company’s Employee Stock Ownership Plan; and

•	proceeds from stock option exercises totaling $399,000.

CFS Bancorp, Inc. — Page 6 of 10
     During the first six months of 2005, the Company repurchased 93,223 shares of its common stock at an average price of $13.54 per share pursuant to the share repurchase program announced in March 2003. Since its initial public offering, the Company has repurchased an aggregate of 11,685,839 shares of its common stock at an average price of $11.76 per share. As of June 30, 2005, the Company has 1,086,933 of shares remaining to be repurchased under its current share repurchase program.
     As of June 30, 2005, stockholders’ equity per common share was $11.85, as compared to $11.94 at December 31, 2004. The regulatory capital ratios of the Bank continued to be in excess of regulatory requirements. As of June 30, 2005, the Bank was deemed to be “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.
     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.3 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.
# # #
     This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding business and banking strategies, the interest rate environment, asset yields and cost of funds, net interest income, loan volume, net interest margin, loan loss reserves and impairment reserves, income levels, expected effect of amortization of deferred premium on the FHLB borrowings, repositioning of the balance sheet, growth of core deposits, earning trends and impact of tax credits and permanent tax differences. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.
# # #
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOWS.

CFS Bancorp, Inc. — Page 7 of 10
CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

EARNINGS HIGHLIGHTS AND		Three Months Ended		Six Months Ended
PERFORMANCE RATIOS (1)		June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net income		$1,012	$(357)	$1,278	$887
Basic earnings (loss) per share		0.09	(0.03)	0.11	0.08
Diluted earnings (loss) per share		0.08	(0.03)	0.11	0.07
Cash dividends declared per share		0.12	0.11	0.24	0.22
Return on average assets		0.31%	(0.09)%	0.20%	0.12%
Return on average equity		2.77	(0.90)	1.75	1.13
Average yield on interest-earning assets		5.71	4.70	5.61	4.71
Average cost on interest-bearing liabilities		3.77	2.94	3.86	2.98
Interest rate spread		1.94	1.76	1.75	1.73
Net interest margin		2.37	2.06	2.19	2.03
Non-interest expense to average assets		2.60	2.46	2.59	2.33
Efficiency ratio (2)		82.94	93.41	89.28	87.19
Market price per share of common stock for the period ended:	Closing	$13.30	$13.25	$13.30	$13.25
	High	13.92	14.84	14.37	15.16
	Low	13.02	12.99	13.02	12.99

STATEMENT OF CONDITION HIGHLIGHTS AND
PERFORMANCE RATIOS	June 30, 2005	December 31, 2004	June 30, 2004
Total assets	$1,283,027	$1,314,714	$1,472,144
Loans receivable, net of unearned fees	968,659	988,085	1,008,962
Total deposits	823,023	863,178	880,680
Total stockholders’ equity	146,312	147,911	154,527
Book value per common share	11.85	11.94	12.57
Non-performing loans	26,439	27,675	23,622
Non-performing assets	27,097	28,200	24,398
Allowance for losses on loans	13,892	13,353	11,299
Non-performing loans to total loans	2.73%	2.80%	2.34%
Non-performing assets to total assets	2.11	2.14	1.66
Allowance for losses on loans to non-performing loans	52.54	48.25	47.83
Allowance for losses on loans to total loans	1.43	1.35	1.12
Average equity to average assets (3)	11.33	10.45	10.53
Average interest-earning assets to average interest-bearing liabilities (3)	113.02	112.34	111.43
Full-time equivalent (FTE) employees	339	327	344
Branches and offices	22	24	22

	Three Months Ended		Six Months Ended
AVERAGE BALANCE DATA	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Total assets	$1,294,170	$1,515,288	$1,297,710	$1,536,910
Loans receivable, net of unearned fees	972,417	999,771	977,822	992,435
Total interest-earning assets	1,218,894	1,440,193	1,222,752	1,463,610
Total liabilities	1,147,560	1,355,712	1,150,789	1,378,683
Total deposits	838,151	918,054	842,453	941,871
Interest-bearing deposits	786,390	874,057	792,295	900,099
Total interest-bearing liabilities	1,078,493	1,292,492	1,082,896	1,318,549
Stockholders’ equity	146,610	159,576	146,921	158,227

(1)	Ratios are annualized where appropriate.

(2)	See calculations on page 10.

(3)	Ratios calculated on average balances for the three month periods presented.

CFS Bancorp, Inc. — Page 8 of 10
CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Interest income:
Loans	$15,158	$13,731	$29,731	$27,847
Securities	1,851	2,601	3,572	5,271
Federal Home Loan Bank dividends	290	330	592	660
Other	43	170	110	516

Total interest income	17,342	16,832	34,005	34,294
Interest expense:
Deposits	3,207	3,185	6,212	7,021
Borrowed money	6,935	6,263	14,539	12,526

Total interest expense	10,142	9,448	20,751	19,547

Net interest income before provision for losses on loans	7,200	7,384	13,254	14,747
Provision for losses on loans	512	1,918	767	2,657

Net interest income after provision for losses on loans	6,688	5,466	12,487	12,090

Non-interest income:
Service charges and other fees	1,923	1,875	3,636	3,552
Commission income	104	171	269	323
Net realized gains (losses) on sales of securities	(23)	(23)	(88)	298
Impairment on available-for-sale securities	—	(343)	(240)	(343)
Net gain (loss) on sale of assets	20	—	82	(1)
Income from Bank-owned life insurance	367	365	729	723
Other income	511	505	995	1,130

Total non-interest income	2,902	2,550	5,383	5,682

Non-interest expense:
Compensation and employee benefits	4,533	4,604	9,126	9,463
Net occupancy expense	704	615	1,427	1,258
Professional fees	460	1,254	815	1,645
Data processing	672	797	1,352	1,452
Furniture and equipment expense	412	456	855	918
Marketing	198	288	395	583
Other general and administrative expenses	1,400	1,265	2,669	2,493

Total non-interest expense	8,379	9,279	16,639	17,812

Income (loss) before income taxes	1,211	(1,263)	1,231	(40)
Income tax expense (benefit)	199	(906)	(47)	(927)

Net income (loss)	$1,012	$(357)	$1,278	$887

Per share data:
Basic earnings (loss) per share	$0.09	$(0.03)	$0.11	$0.08
Diluted earnings (loss) per share	$0.08	$(0.03)	$0.11	$0.07
Cash dividends declared per share	$0.12	$0.11	$0.24	$0.22
Weighted-average shares outstanding	11,811,476	11,620,390	11,799,220	11,510,467
Weighted-average diluted shares outstanding	12,027,547	11,887,039	12,039,677	11,846,355

CFS Bancorp, Inc. — Page 9 of 10
CFS BANCORP, INC.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and amounts due from depository institutions	$19,844	$16,878
Interest-bearing deposits	2,331	11,217
Federal funds sold	590	9,999

Cash and cash equivalents	22,765	38,094

Securities, available-for-sale	205,686	202,219
Investment in Federal Home Loan Bank stock, at cost	28,252	27,665
Loans receivable, net of unearned fees	968,659	988,085
Allowance for losses on loans	(13,892)	(13,353)

Net loans	954,767	974,732

Accrued interest receivable	5,719	5,456
Other real estate owned	658	525
Office properties and equipment	15,035	15,511
Investment in Bank-owned life insurance	34,090	33,362
Prepaid expenses and other assets	16,055	17,150

Total assets	$1,283,027	$1,314,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$823,023	$863,178
Borrowed money	297,565	286,611
Advance payments by borrowers for taxes and insurance	6,531	8,177
Other liabilities	9,596	8,837

Total liabilities	1,136,715	1,166,803

Stockholders’ Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued as of June 30, 2005 and December 31, 2004; 12,345,782 and 12,385,322 shares outstanding as of June 30, 2005 and December 31, 2004, respectively	234	234
Additional paid-in capital	190,114	189,991
Retained earnings, substantially restricted	93,393	94,904
Treasury stock, at cost; 11,077,524 and 11,037,984 shares as of June 30, 2005 and December 31, 2004, respectively	(131,315)	(130,689)
Unallocated common stock held by ESOP	(5,361)	(5,959)
Unearned common stock acquired by RRP	(111)	(148)
Accumulated other comprehensive (loss) income, net of tax	(642)	(422)

Total stockholders’ equity	146,312	147,911

Total liabilities and stockholders’ equity	$1,283,027	$1,314,714

CFS Bancorp, Inc. — Page 10 of 10
CFS BANCORP, INC.
Efficiency Ratio (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Efficiency Ratio	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Non-interest expense	$8,379	$9,279	$16,639	$17,812

Net interest income before the provision for losses on loans plus non-interest income	$10,102	$9,934	$18,637	$20,429

Efficiency ratio	82.94%	93.41%	89.28%	87.19%

Non-interest expense	$8,379	$9,279	$16,639	$17,812

Net interest income before the provision for losses on loans plus non-interest income	$10,102	$9,934	$18,637	$20,429
Adjustments:
Net (gain) loss on securities	23	23	88	(298)
Impairment on available-for-sale securities	—	343	240	343
Net (gain) loss on asset sales	(20)	—	(82)	1
Amortization of deferred premium	3,992	—	8,716	—

Net interest income before the provision for losses on loans plus non-interest income — as adjusted	$14,097	$10,300	$27,599	$20,475

Core efficiency ratio	59.44%	90.09%	60.29%	86.99%